Exhibit 99.1

One Ameren Plaza 1901 Chouteau Avenue St. Louis, MO 63103

Media	Analysts	Investors
Susan Gallagher	Doug Fischer	Investor Services
(314) 554-2175	(314) 554-4859	800-255-2237
sgallagher@ameren.com	dfischer@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES FIRST QUARTER 2010 EARNINGS

2010 EARNINGS GUIDANCE REAFFIRMED

ST. LOUIS, MO., May 5, 2010—Ameren Corporation (NYSE: AEE) today announced first quarter 2010 net income in accordance with generally accepted accounting principles (GAAP) of $102 million, or 43 cents per share, compared to first quarter 2009 GAAP net income of $141 million, or 66 cents per share. Excluding certain items in each year, Ameren recorded first quarter 2010 core (non-GAAP) net income of $95 million, or 40 cents per share, compared to first quarter 2009 core (non-GAAP) net income of $114 million, or 54 cents per share.

“Our first quarter earnings were in line with our expectations,” said Thomas R. Voss, chairman, president and chief executive officer of Ameren Corporation. “Colder winter weather and an emerging economic recovery helped drive first quarter 2010 electric sales higher than those in the year-ago period. The margins from these additional sales, solid operating performance and continued tight cost control across our businesses helped to offset higher utility infrastructure and related financing costs as well as reduced margins in our merchant generation business as a result of lower power prices and higher fuel costs.

“The Illinois Commerce Commission issued an order in our electric and natural gas delivery rate cases on April 29. The overall authorized revenue increase was only $5 million, as calculated by the ICC. This was well below our revised request of $130 million and the $56 million proposed by the Commission’s own Administrative Law Judges. We are clearly disappointed in the decision and we are taking action. Our responses will include asking the Commission to rehear certain issues and reducing planned spending at our Illinois utilities to levels more closely in-line with the revenue and related cash flow levels provided by the order.

“In an unrelated development, today we are announcing a further $435 million reduction to previously planned 2010 to 2014 merchant generation capital expenditures,” Voss added. “This action is part of our on-going effort to ensure that

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our merchant generation business remains well-positioned to weather currently low power prices and benefit from an expected power price recovery.”

First Quarter 2010 Earnings Discussion

The decline in first quarter 2010 core (non-GAAP) earnings per share, compared to the year-ago quarter, was primarily the result of lower merchant generation segment margins, higher depreciation expenses and financing costs, as well as an increased average number of common shares outstanding. These factors were partly offset by higher electric and natural gas sales by Ameren’s regulated utility businesses, as well as by the Missouri electric rates that went into effect March 1, 2009.

At Ameren’s regulated utilities, colder winter weather and improvement in the economy led to a 7% increase in first-quarter 2010 kilowatthour sales to residential and commercial customers, compared to sales during the first quarter of 2009. The impact of an improving economy was also evident in the level of kilowatthour sales to industrial customers of Ameren’s regulated utilities, especially in Illinois. These sales advanced 2%, compared to sales during the first quarter of 2009, excluding sales to AmerenUE’s largest customer, the Noranda Aluminum, Inc. smelter plant in New Madrid, Mo. Noranda’s plant sustained damage because of a power interruption on non-Ameren-owned power lines during a severe ice storm in January 2009. Electric sales to the plant have gradually increased since that incident and have now reached pre-storm levels. Electric sales to industrial customers, including Noranda, increased 10% in the first quarter of 2010, compared to sales during the first quarter of 2009.

The following items were excluded from first quarter 2010 and first quarter 2009 core (non-GAAP) earnings, as applicable:

•	Net effects of unrealized mark-to-market activity increased net income by $20 million in the first quarter of 2010 and by $31 million in the first quarter of 2009.
•	A charge for the impact on deferred taxes of changes in federal healthcare laws reduced net income by $13 million in the first quarter of 2010.
•	Net costs associated with the Illinois comprehensive electric rate relief and customer assistance settlement agreement (reached in 2007) reduced net income by $4 million in the first quarter of 2009.

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A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	First Quarter
	2010	2009
GAAP earnings per share	$0.43	$0.66
Net unrealized mark-to-market activity (gains)	(0.09)	(0.14)
Charge for deferred tax impact of new federal healthcare laws	0.06	-
Illinois electric rate relief settlement, net	-	0.02
Core (non-GAAP) earnings per share	$0.40	$0.54

2010 Earnings Guidance

Ameren continues to expect 2010 GAAP and core (non-GAAP) earnings to be in the range of $2.20 to $2.60 per share. Any net unrealized mark-to-market gains or losses will impact GAAP earnings but are excluded from GAAP and core (non-GAAP) earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses.

Ameren expects its business segments to provide the following contributions to 2010 core (non-GAAP) earnings per share:

Missouri and Illinois Regulated	$1.85 - $2.10
Merchant Generation	0.35 - 0.50

2010 Core (Non-GAAP) Earnings Guidance Range	$2.20 - $2.60

“While the recent ICC order caused us to lower our regulated segment earnings, further cost reductions in our merchant generation business and planned expenditure reductions in our Illinois regulated business to better align those expenditures with the recent ICC order allow us to reaffirm our overall 2010 GAAP and core earnings guidance,” said Voss.

Ameren’s earnings guidance for 2010 assumes normal weather for the balance of the year and is subject to the effects of, among other things, regulatory decisions and legislative actions, plant operations, energy and capital and credit market conditions, economic conditions, severe storms, unusual or otherwise unexpected gains or losses, and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

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Missouri Regulated Segment Earnings

Missouri regulated operations recorded GAAP earnings in the first quarter of 2010 of $27 million versus $21 million in the first quarter of 2009. Core (non-GAAP) earnings in the first quarter of 2010 were $32 million versus $4 million in the first quarter of 2009. The improvement in core (non-GAAP) earnings was primarily a result of the March 1, 2009, electric rate increase being in place for the entire first quarter in 2010, and higher retail electric sales driven primarily by higher demand from the Noranda smelter plant, colder winter weather and higher sales for resale. Other factors contributing to the favorable core earnings comparison included decreased storm-related expenses as year-ago quarterly results were impacted by a major storm. These positives were partly offset by higher plant operations and maintenance expenses due to scheduled outages and higher depreciation expense, among other things. In addition to those factors mentioned above, others affecting the GAAP earnings comparison included a smaller gain from net unrealized mark-to-market activity recorded in the first quarter of 2010 compared with the gain recorded during the first quarter of 2009 and the charge for the impact on deferred taxes of changes in federal healthcare laws in the first quarter of 2010.

Illinois Regulated Segment Earnings

Illinois regulated operations recorded GAAP earnings in the first quarter of 2010 of $33 million versus $25 million in the first quarter of 2009. Core (non-GAAP) earnings in the first quarter of 2010 were $35 million, compared to $25 million in the first quarter of 2009. The improvement in core (non-GAAP) earnings was primarily due to higher electric and natural gas deliveries as a result of colder winter weather and an improving economy. Offsetting this improvement were higher reliability-related expenses, among other items. In addition to those mentioned above, factors impacting the GAAP earnings comparison were the charge for the impact on deferred taxes of changes in federal healthcare laws in the first quarter of 2010 and a first quarter 2009 charge related to the Illinois electric settlement agreement reached in 2007. Gains from net unrealized mark-to-market activity were similar between the periods.

Merchant Generation Segment Earnings

Merchant generation operations recorded GAAP earnings in the first quarter of 2010 of $44 million versus $93 million in the first quarter of 2009. Core (non-GAAP) earnings in the first quarter of 2010 were $29 million, down from $85 million in the first quarter of 2009. The decline in core (non-GAAP) earnings was largely due to lower realized revenue per megawatt-hour sold and higher fuel and related transportation costs, as well as higher financing and depreciation expense. These factors were offset, in part, by reduced operating expenses. In addition to those factors mentioned above, items impacting the GAAP earnings comparison were a larger gain from net unrealized mark-to-market activity in

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the first quarter of 2010 than in the first quarter of 2009, a charge for the impact on deferred taxes of changes in federal healthcare laws in the first quarter of 2010 and a first quarter 2009 charge related to the Illinois electric settlement agreement reached in 2007.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9:00 a.m. Central Time on Wednesday, May 5, to discuss first quarter 2010 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on “Q1 2010 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s Web site. This presentation will be posted in the “Investors” section of the Web site under “Webcasts and presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time, from May 5 through May 12, by dialing, U.S. (877) 660-6853 or international (201) 612-7415, and entering account number 352 and ID number 348865.

About Ameren

With assets of approximately $24 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of 16,800 megawatts.

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Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance excludes one or more of the following: net unrealized mark-to-market gains or losses, a charge for the impact on deferred taxes of changes in federal healthcare laws and the earnings impact of the 2007 settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes it allows it to more accurately compare the company’s ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP for certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations such as the outcome of pending AmerenUE rate proceedings and any rehearings or appeals related to the AmerenCIPS, AmerenCILCO and AmerenIP rate order and future rate proceedings or legislative actions that seek to limit or reverse rate increases;

•	the effects of, or changes to, the Illinois power procurement process;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•

changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including AmerenUE and Ameren Energy Marketing Company;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely fashion in light of regulatory lag;
•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;
•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest, including forward prices;

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•

business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products; disruptions of the capital markets or other events that make the Ameren companies’ access to necessary capital, including short-term credit and liquidity, impossible, more difficult or more costly;

•	our assessment of our liquidity;
•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	the impact of weather conditions and other natural phenomena on us and our customers;
•	the impact of system outages;
•	generation plant construction, installation and performance;
•

the recovery of costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident and investment in a combined nuclear plant construction and operating licensing application for a second unit at its Callaway nuclear plant;

•	impairments of long-lived assets or goodwill;
•	operation of AmerenUE’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including mergers, acquisitions and divestitures;
•

the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases and energy efficiency, will be enacted over time, which could limit or terminate the operation of certain of our generating units, increase our costs, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by the Ameren companies’ facilities or required to satisfy energy sales made by the Ameren companies;
•	legal and administrative proceedings;
•	acts of sabotage, war, terrorism or intentionally disruptive acts; and
•	conditions to, and the timetable for, completion of the merger of AmerenCILCO and AmerenIP with and into AmerenCIPS and the other transactions contemplated in connection with the merger.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

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AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended March 31,
	2010	2009

Electric Sales - kilowatthours (in millions):
Missouri Regulated
Residential	4,056	3,697
Commercial	3,535	3,473
Industrial	2,006	1,629
Other	647	176

Native load subtotal	10,244	8,975
Off-system sales	2,074	3,250

Subtotal	12,318	12,225

Illinois Regulated
Residential
Power supply and delivery service	3,226	2,948
Commercial
Power supply and delivery service	1,220	1,369
Delivery service only	1,800	1,490
Industrial
Power supply and delivery service	233	113
Delivery service only	2,561	2,604
Other	144	137

Native load subtotal	9,184	8,661

Merchant Generation
Non-affiliate energy sales	6,916	5,545
Affiliate native energy sales	615	1,275

Subtotal	7,531	6,820

Eliminate affiliate sales	(615)	(1,275)
Eliminate Illinois Regulated/Merchant Generation common customers	(1,153)	(1,305)

Ameren Total	27,265	25,126

Electric Revenues (in millions):
Missouri Regulated
Residential	$239	$209
Commercial	178	167
Industrial	72	59
Other	44	11

Native load subtotal	533	446
Off-system sales	74	133

Subtotal	$607	$579

Illinois Regulated
Residential
Power supply and delivery service	$302	$279
Commercial
Power supply and delivery service	112	134
Delivery service only	29	21
Industrial
Power supply and delivery service	15	1
Delivery service only	8	8
Other	20	51

Native load subtotal	$486	$494

Merchant Generation
Non-affiliate energy sales	$318	$304
Affiliate native energy sales	73	116
Other	37	32

Subtotal	$428	$452

Eliminate affiliate revenues	(81)	(130)

Ameren Total	$1,440	$1,395

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended March 31,
	2010	2009

Electric Generation - megawatthours (in millions):
Missouri Regulated	12.3	12.3
Merchant Generation
Ameren Energy Generating Company (Genco)*	5.5	5.3
AmerenEnergy Resources Generating Company (AERG)	2.0	1.4
AmerenEnergy Medina Valley Cogen, L.L.C.	-	0.1

Subtotal	7.5	6.8

Ameren Total	19.8	19.1

Fuel Cost per kilowatthour (cents)
Missouri Regulated	1.388	1.328
Merchant Generation	2.209	1.957

Gas Sales - decatherms (in thousands)
Missouri Regulated	6,249	5,437
Illinois Regulated	45,664	43,141
Other	299	2,093

Ameren Total	52,212	50,671

Net Income (Loss) by Segment (in millions):
Missouri Regulated	$27	$21
Illinois Regulated	33	25
Merchant Generation	44	93
Other	(2)	2

Ameren Total	$102	$141

	March 31, 2010	December 31, 2009
Common Stock:
Shares outstanding (in millions)	238.2	237.4
Book value per share	$33.17	$33.08

Capitalization Ratios:
Common equity	50.4%	50.3%
Preferred stock	1.2%	1.3%
Debt, net of cash	48.4%	48.4%

*

Effective January 1, 2010, Genco acquired an 80% ownership interest in Electric Energy, Inc. (EEI) from an Ameren subsidiary as a result of an internal reorganization. Both periods presented reflect the combined generation of Genco and EEI.

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2010	2009

Operating Revenues:
Electric	$1,440	$1,395
Gas	476	521

Total operating revenues	1,916	1,916

Operating Expenses:
Fuel	293	274
Purchased power	271	233
Gas purchased for resale	333	383
Other operations and maintenance	416	421
Depreciation and amortization	187	174
Taxes other than income taxes	118	110

Total operating expenses	1,618	1,595

Operating Income	298	321

Other Income and Expenses:
Miscellaneous income	22	16
Miscellaneous expense	7	4

Total other income	15	12

Interest Charges	132	118

Income Before Income Taxes	181	215

Income Taxes	75	70

Net Income	106	145

Less: Net Income Attributable to Noncontrolling Interests	4	4

Net Income Attributable to Ameren Corporation	$102	$141

Earnings per Common Share - Basic and Diluted	$0.43	$0.66

Average Common Shares Outstanding	237.6	212.7

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	March 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$360	$622
Accounts receivable - trade, net	500	424
Unbilled revenue	253	367
Miscellaneous accounts and notes receivable	319	318
Materials and supplies	635	782
Mark-to-market derivative assets	233	121
Current regulatory assets	242	110
Other current assets	116	98

Total current assets	2,658	2,842

Property and Plant, Net	17,671	17,610
Investments and Other Assets:
Nuclear decommissioning trust fund	307	293
Goodwill	831	831
Intangible assets	124	129
Regulatory assets	1,427	1,430
Other assets	670	655

Total investments and other assets	3,359	3,338

TOTAL ASSETS	$23,688	$23,790

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$204	$204
Short-term debt	-	20
Accounts and wages payable	427	694
Taxes accrued	94	54
Interest accrued	165	110
Customer deposits	97	101
Mark-to-market derivative liabilities	254	109
Current regulatory liabilities	87	82
Current accumulated deferred income taxes, net	93	38
Other current liabilities	219	299

Total current liabilities	1,640	1,711

Credit Facility Borrowings	630	830
Long-term Debt, Net	7,113	7,113
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,604	2,554
Accumulated deferred investment tax credits	92	94
Regulatory liabilities	1,340	1,338
Asset retirement obligations	435	429
Pension and other postretirement benefits	1,181	1,165
Other deferred credits and liabilities	543	496

Total deferred credits and other liabilities	6,195	6,076

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,437	5,412
Retained earnings	2,466	2,455
Accumulated other comprehensive loss	(4)	(16)

Total Ameren Corporation stockholders’ equity	7,901	7,853
Noncontrolling Interests	209	207

Total equity	8,110	8,060

TOTAL LIABILITIES AND EQUITY	$23,688	$23,790

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended
	March 31,
	2010	2009

Cash Flows From Operating Activities:
Net income	$106	$145
Adjustments to reconcile net income to net cash provided by operating activities:
Net mark-to-market gain on derivatives	(31)	(51)
Depreciation and amortization	190	176
Amortization of nuclear fuel	13	12
Amortization of debt issuance costs and premium/discounts	9	4
Deferred income taxes and investment tax credits, net	70	32
Other	(9)	(1)
Changes in assets and liabilities:
Receivables	37	130
Materials and supplies	148	185
Accounts and wages payable	(177)	(245)
Taxes accrued	40	29
Assets, other	(32)	29
Liabilities, other	11	100
Pension and other postretirement benefits	30	36
Counterparty collateral, net	(23)	(41)
Taum Sauk costs, net of insurance recoveries	(1)	(24)

Net cash provided by operating activities	381	516

Cash Flows From Investing Activities:
Capital expenditures	(289)	(424)
Nuclear fuel expenditures	(23)	(3)
Purchases of securities - nuclear decommissioning trust fund	(60)	(203)
Sales of securities - nuclear decommissioning trust fund	56	200
Purchases of emission allowances	-	(2)
Other	(1)	-

Net cash used in investing activities	(317)	(432)

Cash Flows From Financing Activities:
Dividends on common stock	(91)	(82)
Capital issuance costs	-	(3)
Dividends paid to noncontrolling interest holders	(2)	(8)
Short-term and credit facility borrowings, net	(220)	(177)
Issuances:
Common stock	20	28
Long-term debt	-	349
Generator advances for construction received (refunded), net	(33)	21

Net cash provided by (used in) financing activities	(326)	128

Net change in cash and cash equivalents	(262)	212
Cash and cash equivalents at beginning of year	622	92

Cash and cash equivalents at end of period	$360	$304